Exhibit 99.1

CION Investment Corporation Announces Listing On The New York Stock Exchange; Begins Trading Under Ticker “CION”

FOR IMMEDIATE RELEASE

----------------------------

NEW YORK, NY (October 5, 2021) – CION Investment Corporation (“CIC”), a leading publicly listed business development company, is pleased to announce that today its shares of common stock commenced trading on the New York Stock Exchange (“NYSE”) under the ticker symbol “CION”.

Mark Gatto and Michael A. Reisner, co-Chief Executive Officers of CIC, stated, “We are extremely excited to complete the listing of CIC’s shares on the NYSE and deliver on our commitment to shareholders. As previously stated, we believe listing CIC’s shares affords shareholders numerous benefits, including the potential for increased flexibility and enhanced liquidity of their shares. Furthermore, we believe that the listing facilitates a variety of initiatives to help maximize shareholder value.”

As previously announced, on September 21, 2021, CIC effected a 2-to-1 reverse split of its shares of common stock. As a result, every two shares of CIC common stock issued and outstanding was automatically combined into one share of CIC common stock, with the number of issued and outstanding shares reduced from approximately 113.9 million to approximately 57.0 million. As adjusted to give effect to the reverse stock split, (i) CIC’s net asset value per share as of June 30, 2021 would have been $16.34 (instead of $8.17 per share); and (ii) the previously announced (A) fourth quarter regular cash distribution of $0.1324 per share will be paid at a per share distribution amount of $0.2648; and (B) year-end special cash distribution expected to be in the range of $0.07 to $0.10 per share will be paid at a per share distribution amount expected to be in the range of $0.14 to $0.20. There was no change in the par value of $0.001 per share as a result of the reverse stock split. In addition, the reverse stock split did not modify the rights or preferences of CIC’s common stock.

CIC also previously announced that, on September 15, 2021, CIC's Board of Directors approved a share repurchase policy authorizing CIC to repurchase up to $50 million of its outstanding common stock following the listing of its shares on the NYSE. The number of shares repurchased and the timing, manner, price and amount of any repurchases will be determined at CIC’s discretion. The policy may be suspended or discontinued at any time and does not obligate CIC to acquire any specific number of shares of its common stock.

Wells Fargo Securities LLC is acting as lead advisor to CIC in connection with the listing. Dechert LLP is acting as legal advisor to CIC.

ABOUT CION INVESTMENT CORPORATION

CIC is a leading publicly listed business development company that currently has approximately $1.8 billion in assets. CIC focuses primarily on senior secured loans to U.S. middle-market companies. CIC is advised by CION Investment Management, LLC, a registered investment adviser and an affiliate of CIC. For more information, please visit www.cionbdc.com.

ABOUT CION INVESTMENTS

CION Investments is a leading manager of alternative investment solutions designed to redefine the way individual investors can build their portfolios and help meet their long-term investment goals. CION Investments currently sponsors CIC, a leading publicly listed business development company that currently manages approximately $1.8 billion in assets. CION Investments also sponsors, through CION Ares Management, LLC, CION Ares Diversified Credit Fund, a globally diversified credit interval fund with approximately $2.0 billion in total managed assets. For more information, please visit www.cioninvestments.com.

FORWARD LOOKING STATEMENTS

The information in this press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are identified by words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” and variations of these words and similar expressions, including references to assumptions, forecasts of future results, shareholder diversification, institutional research coverage and availability and access to capital. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict, such as the price at which CIC’s shares of common stock will trade on the NYSE, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.  CIC undertakes no obligation to update any forward-looking statements contained herein to conform the statements to actual results or changes in its expectations.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CIC’s Current Reports on Form 8-K, which CIC filed with the SEC on September 16, 2021, September 22, 2021 and October 5, 2021, as well as CIC’s other reports filed with the SEC. A copy of CIC’s Current Reports on Form 8-K and CIC’s other reports filed with the SEC can be found on CIC’s website at www.cionbdc.com and the SEC’s website at www.sec.gov.

CONTACTS

Media

Alexander Cavalieri

acavalieri@cioninvestments.com

Investor Relations

1-800-343-3736

Analysts and Institutional Investors

Jeehae Linford

The Equity Group

jlinford@equityny.com

212-836-9615

###